Exhibit (a)(1)(iii)

Letter of Transmittal

Regarding Shares in Apollo Debt Solutions BDC

Tendered Pursuant to the Offer to Purchase

Dated November 14, 2025

The Offer and withdrawal rights will expire on December 15, 2025 and this Letter of Transmittal must be received by

the Fund’s Transfer Agent, either by mail or by fax, by 11:59 p.m.,

Eastern Time, on December 15, 2025, unless the Offer is extended

Complete this Letter of Transmittal and follow the Transmittal

Instructions included herein

Ladies and Gentlemen:

The undersigned hereby tenders to Apollo Debt Solutions BDC, a diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and is organized as a Delaware statutory trust (the “Fund”), the shares of beneficial interest in the Fund or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Purchase dated November 14, 2025 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

As set forth in Fund’s prospectus dated April 16, 2025, as amended and/or supplemented from time to time (the “Prospectus”), there is a limit (the “Fee Cap”) on the aggregate amount of total upfront selling commissions, intermediary manager fees and shareholder servicing and/or distribution fees (the “Fees”) which can be charged to you while you hold Class S Shares and Class D Shares of the Fund. The Fee Cap is a percentage of the aggregate net asset value for all of the outstanding shares of each such class as described in the Prospectus. Once the Fee Cap has been met, you will no longer be charged the Fees, and your Class S Shares or Class D Shares, as applicable, will convert into Class I Shares without any action required on your part. Please see the section “Description of Our Shares” and “Plan of Distribution” in the Prospectus for additional details. By signing below, you acknowledge and agree that you are aware of the Fee Cap and that you have taken the Fee Cap into consideration in determining whether to request a repurchase of some or all of your interests in the Fund.

The undersigned hereby sells to the Fund the shares of beneficial interest in the Fund or portion thereof tendered hereby pursuant to the Offer.

The undersigned hereby warrants that the undersigned has full authority to sell the shares of beneficial interest in the Fund or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the beneficial shares of interest in the Fund or portions thereof tendered hereby.

A non-transferable, non-interest bearing promissory note for the purchase price will be issued to the undersigned if the Fund accepts for purchase the shares tendered hereby. The undersigned acknowledges that SS&C GIDS, Inc., the Fund’s transfer agent, will hold the promissory note on behalf of the undersigned. The cash payment(s) of the purchase price for the shares of beneficial interest in the Fund or portion thereof of the undersigned, as described in Section 6 “Purchases and Payment” of the Offer to Purchase, shall be wired to the account at your financial intermediary from which your subscription funds were debited.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 “Withdrawal Rights” of the Offer to Purchase, this tender is irrevocable.

VALUATION DATE: December 31, 2025

TENDER OFFER EXPIRATION DATE: 11:59 p.m. (Eastern Time), December 15, 2025

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST

If You Invest In The Fund Through A Financial Intermediary Through Whom You Expect To Have Your Tender Offer Request Submitted, Please Allow For Additional Processing Time As The Letter of Transmittal Must Ultimately Be Received By The Fund’s Transfer Agent No Later Than 11:59 p.m. (Eastern Time) On The Expiration Date.

PLEASE FAX OR MAIL TO THE FUND’S TRANSFER AGENT AT:

Regular Mail	Fax: 833-674-0765 FOR ADDITIONAL INFORMATION CALL: 888-926-2688

SS&C GIDS, Inc.

Attn: Apollo Debt Solutions BDC

PO Box 219845

Kansas City, MO 64121-9845

Overnight Mail

Apollo Debt Solutions BDC

C/O SS&C GIDS, Inc.

801 Pennsylvania Ave, Suite 219845

Kansas City, MO 64105-1307

PART 1 – NAME (AS IT APPEARS ON YOUR APOLLO DEBT SOLUTIONS BDC STATEMENT) AND CONTACT INFORMATION

Fund Name:

Fund Account #:

Account Name/Registration:

Share Class:

Address:

City, State, Zip

Telephone Number:

Email Address:

Financial Intermediary Firm Name:

Financial Intermediary Account #:

Financial Advisor Name:

Financial Advisor Telephone #:

PART 2 – REQUESTED TENDER AMOUNT

Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Shares.

☐	Full Repurchase

*	Please check the following box if the repurchase request arises from the death, divorce or qualified disability of the shareholder:

☐	Repurchase is being made due to death, divorce or qualified disability of the shareholder (please include all supporting documents to evidence the event)

☐	Partial Repurchase* (please only provide a number of Shares, not a dollar amount): _________ Shares

*	Please check the following box if the repurchase request arises from the death, divorce or qualified disability of the shareholder:

☐	Repurchase is being made due to death, divorce or qualified disability of the shareholder (please include all supporting documents to evidence the event)

*	If the requested partial repurchase would put the account balance below the required minimum balance, the Fund will redeem your shares in full.

APOLLO DEBT SOLUTIONS BDC ACCOUNT #: (Should be the same as PART 1)

PART 3 – PAYMENT

Payments will be directed to the instructions on your account. Contact your financial intermediary or account manager if you have any questions.

PART 4 – SIGNATURE(S)

The undersigned subscriber acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s Prospectus and the Offer to Purchase and all capitalized terms used herein have the meaning as defined in the Fund’s Prospectus. This request is irrevocable except as described in the Offer to Purchase. The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering shareholder.

In the case of joint accounts, each joint holder must sign this repurchase request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Custodian Date	Date